                                    EXHIBIT 2

                              SCANTEK MEDICAL, INC.
                                  4B Wing Drive
                             Cedar Knolls, NJ 07927

                                                              July 15, 2004

Mr. Robert Rubin
25 Highlands Boulevard
Dix Hills, New York 11746

Ms. Margery C. Rubin and Mr. Robert E. Schulman, as Trustees of the Rubin Family Irrevocable Stock Trust 18 Pine Tree Drive

Great Neck, New York 11024

                                                       Re: Scantek Medical, Inc.

Dear Messrs. and Madam:

         This letter (the "Letter Agreement") shall confirm the agreement by and among Margery C. Rubin and Robert E. Schulman, as Trustees of the Rubin Family Irrevocable Stock Trust, an irrevocable trust formed as of November ___, 1997 under the laws of the State of New York (the "Rubin Family Trust"), Robert Rubin ("Rubin") and Scantek Medical, Inc. ("Scantek").

         1. Scantek shall reverse split its stock so that it shall have thirty million (30,000,000) shares of common stock, par value $.001 of Scantek (the "Common Stock") issued and outstanding. Scantek shall then issue five million (5,000,000) shares of Common Stock as follows:

            A. Three million (3,000,000) shares of Common Stock to the Rubin Family Trust;

            B. One million (1,000,000) to Rubin and/or his designees; and

            C.  One  million   (1,000,000)   shares  of  Common   Stock  to  M&F
Enterprises, LLC

which shall result in thirty-five million (35,000,000) shares being issued and outstanding.

         2. It is acknowledged that Dr. Zsigmond L. Sagi is owed one million three hundred twenty-seven thousand ($1,327,000) dollars in accrued wages which shall be converted into Common Stock and shall be a part of the thirty million (30,000,000) shares of Common Stock issued and outstanding after the reverse stock split.

         3. It is further acknowledged that Dr. Sagi is owed three million four hundred twenty-two thousand six hundred thirty-five ($3,422,635) dollars in loans which he has made to Scantek which shall be converted into two million


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four hundred twenty-two thousand six hundred  thirty-five  (2,422,635) shares of class A convertible preferred stock, par value $1.00 (the "Class A Preferred Stock") and one million (1,000,000) shares of class B convertible preferred stock, par value $1.00 (the "Class B Preferred Stock").

         4. The Class A Preferred Stock shall have the following terms:

            A. The Class A Preferred Stock shall pay a dividend of two (2%) percent above the prime rate of interest announced by Citibank, N.A., as adjusted from time to time; provided, however, that the dividend shall not exceed seven and one-half (7.5%) percent. The prime rate of interest announced by Citibank, N.A. to be utilized in the calculation of the dividend shall be the prime rate of interest in effect on the last business day preceding the date upon which the dividend is to be paid.

            B. The dividend shall be payable quarterly; provided, however, that it shall only be paid from Scantek's "excess cash flow". If the "excess cash flow" is insufficient to pay the dividend, then the dividend shall be accrued.

            C. The Class A Preferred Stock shall be convertible into Common Stock for a period of five (5) years from the date of issuance at the following conversion prices:

               i. Fifty cents ($0.50) per share during the first eighteen (18) months after their issuance;

               ii. One ($1.00) dollar per share during the nineteenth (19th) month through and including the thirty-sixth (36th) month after their issuance; and

               iii.  Two  ($2.00)  dollars per share  during the  thirty-seventh
(37th) month through and including the sixtieth (60th) month after their issuance.

            D. Upon liquidation or dissolution of Scantek, the Class A Preferred Stock shall have a liquidation priority equal to the par value of the shares.

            E. If the Class A Preferred Stock is not converted, then the Preferred Stock shall be redeemed at the par value of the Class A Preferred Stock as follows:

                i. If funds are raised through the sale of equity:



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
                                                                 Amount of Net Proceeds to be
                                                                     Utilized to Redeem the
               Net Proceeds                                          Class A Preferred Stock
               No more than $3,000,000 dollars                                $0

               In  excess  of  $3,000,000  and  no  more  than                25%
               $5,000,000

               In  excess  of  $5,000,000  and  no  more  than              33 1/3%
               $7,000,000

               In excess of $7,000,000                                        50%

         Net proceeds shall mean the balance of the funds raised after deducting, commissions and other expenses in connection with the raising of the funds.

               ii. If funds are received as a result of the grant of distribution rights for Scantek's BreastCare(TM)/BreastAlert(TM) Differential Temperature Sensor product or any other Scantek product, fifty (50%) percent of said funds shall be utilized to redeem the Class A Preferred Stock.

               iii. If funds are received as a result of Scantek's participation in the State of New Jersey's Technology Business Tax Certificate Transfer Program which is administered by the New Jersey Economic Development Authority in conjunction with the New Jersey Division of Taxation and the New Jersey Commission on Science and Technology, fifty (50%) percent of said funds shall be utilized to redeem the Class A Preferred Stock.

               iv. The following percentages of Scantek's "excess cash flow" at the end of each June 30th fiscal year shall be utilized to redeem the Class A Preferred Stock as follows:

                                                                       Percentage of Excess Cash Flow
                                                                        to be Utilized to Redeem the
               Excess Cash Flow                                            Class A Preferred Stock
               No more than $500,000                                                 40%

               In excess of $500,000 and no more than $750,000                       45%

               In excess of $750,000                                                 50%

         5. The Class B Preferred Stock shall have the following terms:


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             A. The Class B  Preferred  Stock  shall pay a dividend  of two (2%)
percent above the prime rate of interest announced by Citibank, N.A., as adjusted from time to time; provided, however, that the dividend shall not exceed seven and one-half (7.5%) percent. The prime rate of interest announced by Citibank, N.A. to be utilized in the calculation of the dividend shall be the prime rate of interest in effect on the last business day preceding the date upon which the dividend is to be paid.

             B. The dividend shall be payable quarterly; provided, however, that it shall only be paid from Scantek's "excess cash flow". If the "excess cash flow" is insufficient to pay the dividend, then the dividend shall be accrued.

             C. The Class B Preferred Stock shall be convertible into Common Stock for a period of five (5) years from the date of issuance at the following conversion prices:

                i. Fifty cents ($0.50) per share during the first eighteen (18) months after their issuance;

                ii. One ($1.00) dollar per share during the nineteenth (19th) month through and including the thirty-sixth (36th) month after their issuance; and

                iii.  Two ($2.00)  dollars per share  during the  thirty-seventh
(37th) month through and including the sixtieth (60th) month after their issuance.

             D. Upon liquidation or dissolution of Scantek, the Class B Preferred Stock shall have a liquidation priority equal to the par value of the shares on a pro rata basis with the Class A Preferred Stock.

         6. Excess cash flow shall be determined by Scantek's certified public accountants.

         7. You have agreed to raise five hundred thousand ($500,000) dollars for Scantek through the issuance of convertible debt.

             A. It is agreed that the terms of said convertible debt shall be as follows:

                i. The debt shall be due within eighteen (18) months after its issuance.

                ii. The interest rate on the debt shall be seven (7%) percent per annum.

                iii. The interest shall accrue and shall be paid upon maturity.

                iv. The interest shall be paid, in Scantek's sole and absolute discretion, in either (i) Common Stock based upon the average of the closing prices of the Common Stock for the last ten (10) days of trading of the calendar quarter prior to the maturity date or (ii) cash.

                v. The principal plus interest shall be convertible into Common Stock at the lesser of fifty cents ($0.50) or one-half (1/2) of the market value of the Common Stock; provided, however, that the conversion price shall not be less than thirty-five cents ($0.35) per share.


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                vi. As additional consideration for making the loan, each lender shall receive one and one-quarter (1 1/4) shares of Common Stock for every dollar loaned to Scantek.

            B. The Rubin Family Trust shall loan Scantek two hundred thousand ($200,000) dollars simultaneously with the execution of this Letter Agreement upon the terms set forth in Paragraph "A" of this Article "7" of this Letter Agreement.

            C. The balance of three hundred thousand ($300,000) dollars shall be raised on or prior to Friday, August 13, 2004.

         8. You further agree that you shall endeavor to raise additional funds through the sale of distributorships. You understand that Scantek must approve, in its sole and absolute discretion, the terms and conditions and the countries for each distributorship.

         9. Rubin shall provide his services as consultant to Scantek for a period of three (3) years pursuant to a consulting agreement, the form of which is annexed hereto as Exhibit "A".

         10. Rubin is not an employee or agent of Scantek and shall have no authority to bind Scantek in any manner. Scantek shall not be responsible for any expenses made or incurred by Rubin in connection with his services hereunder.

         11. You represent that any business broker, firm or salesman, or any other person or corporation, investment banker or financial advisor which you may utilize in connection with the raising of the five hundred thousand ($500,000) dollars pursuant to Article "7" of this Letter Agreement shall be paid directly by you. You agree to indemnify and save harmless Scantek against and from any claims, suits, fines, penalties, damages, losses, fees, costs and expenses (including reasonable attorneys' fees) which may be asserted against Scantek by any business broker, firm or salesman, or any other person or corporation, investment banker or financial advisor in connection with the raising of the five hundred thousand ($500,000) dollars pursuant to Article "7" of this Letter Agreement.

         This Letter Agreement contains the entire agreement between the parties and supersedes all prior agreements and understandings. This Letter Agreement may not be altered, changed or modified, except by a written instrument signed by each of the parties to this Letter Agreement. The validity, interpretation, and performance of this Letter Agreement shall be controlled by and construed under and in accordance with the laws of the State of New York without giving effect to conflict of laws. This Letter Agreement shall be binding upon each of the parties to this Letter Agreement, and upon their respective successors and assigns.

         Each of the parties hereby acknowledges and agrees that (i) each has been advised by counsel during the course of negotiations; (ii) each counsel has had significant input in the development of this Letter Agreement and (iii) this Letter Agreement shall not, therefore, be construed more strictly against any party responsible for its drafting regardless of any presumption or rule


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requiring  construction  against the party whose  attorney  drafted  this Letter
Agreement.

         If this Letter Agreement accurately reflects our agreement, please sign where indicated below.

                                                     Scantek Medical, Inc.

                                                     By:  /s/ Zsigmond L. Sagi
                                                       -------------------------
                                                       Dr. Zsigmond L. Sagi, CEO

Agreed and Accepted:

/s/ Robert Rubin
---------------------------------------
Robert Rubin

Rubin Family Irrevocable Stock Trust

By:  /s/ Margery C. Rubin
     ----------------------------------
     Margery C. Rubin, Trustee

By:  /s/ Robert E. Schulman
     ----------------------------------
     Robert E. Schulman, Trustee




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